EXHIBIT II


Address of Each Group Member:

Koninklijke Philips Electronics N.V.
Breitner Center, Amstelplein 2
1096 Amsterdam
The Netherlands

LG Electronics Inc.
West Tower, LG Twin Towers
20 Yoido-dong, Youngdungpo-gu
Seoul, Republic of Korea 150-721